EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective as of November 6th ___, 2007 (this “Agreement”), between Craig Moody, an individual residing at _C/O Content Partners 10877 Wilshire Blvd. Suite 603, Los Angeles, CA 90024_______________________________ (“CM”), and North Coast Partners, Inc., of 909 Logan Street, Suite 7J, Denver, Colorado 80203, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company and the Board of Directors of the Company desire to memorialize the employment of CM on a full-time basis as its Chief Executive Officer and the Executive desires to accept such employment subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
POSITION; DUTIES; TERM

1.1 Position. The Company hereby employs CM as the Chief Executive Officer of the Company, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth.

1.2 Duties.

(a) During the Term (as defined below), the Executive shall be a full-time employee of the Company, all under and subject to the direction of the Board of Directors of the Company (the “Board”).

(c) In his capacity as Chief Executive Officer, CM shall be the senior officer of the Company with principal responsibility for the operations of the Company and shall perform such duties for the Company as are consistent with the foregoing, including without limitation, conducting market research and assessing competitive environment to identify business opportunities, developing and expanding clientele base for Company’s offering of technologies, products and services, preparing and obtaining approval from the Board; preparing the Company’s annual budget and plan, reviewing current market growth, distribution and sales strategies, proposing and developing revenue models, growth strategies and plans of action, preparing and managing growth forecast and presenting findings to Board.

(d)  The services to be performed by CM shall be commensurate with the position of CM as the Chief Executive Officer of the Company. In this connection, during the Term (i) CM shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business competitive with the business of the Company; provided, however, CM may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or which are admitted to quotation on The NASDAQ Stock Market Inc. if CM (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own one percent or more of any class of securities of such entity. Notwithstanding the foregoing, so long as it does not interfere with his full time employment hereunder, CM may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in companies, charitable and civic organizations and serve as director of corporations whose business is unrelated to the business of the Company and continue to pursue his other business interests.

1.3 Term. The term of employment shall commence as of the date set forth above and shall continue until this Agreement is terminated in accordance with the terms hereof (the “Term”). Notwithstanding anything contained herein to the contrary, CM can terminate his employment hereunder at any time hereafter upon sending written notice of termination to the Company at least sixty (60) days prior to the termination.

ARTICLE II
COMPENSATION

2.1 Compensation. The Company hereby grants CM Six Hundred Thousand (600,000) common shares in the capital of the Company which are restricted securities pursuant to Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933 as amended as his compensation for acting as Chief Executive Officer of the Company (“Company Shares”). Two weeks after completion of any future financing undertaken by the Company for $3 to $5 million should the Company choose to pursue financing, CM shall receive an additional compensation in the form of annual salary of $240,000 payable in equal monthly installments of $20,000 per month, or in such other manner as the parties shall mutually agree, subject to withholding for applicable taxes. The annual salary shall be subject to an annual increase at the discretion of the Board.

ARTICLE III
BENEFITS

3.1 Business Expenses The Company, upon presentation by CM of appropriate documentation, shall reimburse CM for all reasonable and necessary business expenses incurred by CM in connection with the performance of his duties under this Agreement provided that no single expense amount is in excess of $3,000 a month supported by appropriate documentation shall require a prior approval from the Company. Such reimbursement shall be paid to CM within five (5) business days thereafter.

3.2 Additional Benefits.  CM shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the Executives of the Company. CM shall assist the Company in adopting the proper plans for the Company.

ARTICLE IV
TERMINATION

4.1 Termination without Cause. CM's employment hereunder may be terminated by the Company without Cause at any time. If the Company terminates CM without cause, the Company shall pay CM the compensation due to CM through the date of termination in the form of cash, and cash equal to 3 month compensation, and Company Shares which shall be pro-rated at a rate of 25,000 shares per month.

4.2 Termination with Cause. CM's employment hereunder may be terminated by the Company for Cause (hereafter defined) at any time upon notice from the Company to CM. For purposes hereof, “Cause” shall mean any one of the following: (i) willful and continuing disregard of his job responsibilities or material breach by CM of this Agreement, which continues for 10 days after delivery to CM of notice thereof or (ii) fraud, embezzlement, conviction of a felony or serious crime, violation of ethics code or other serious misconduct. If CM’s employment is terminated by the Company for Cause or by CM for any reason, including without limitation, CMs death or disability, the Company shall pay CM or his heirs or personal representatives the compensation accrued through the date of termination.

ARTICLE V
REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

5.1 Representation of CM. CM represents that CM’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

5.2 Non-Competition. (a) CM agrees that during the Term and for the period of one (1) year thereafter, he will not engage, directly or directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. CM acknowledges and agrees that the current market for the Company's business extends throughout the world and that it is therefore reasonable to prohibit CM from competing with the Company anywhere in such territory. This Section shall not apply to CM’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

(b) During the Term and for the period of one (1) year thereafter, CM agrees that he will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3 Confidential Information. (a) CM agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in CM's possession shall be delivered by CM to the Company upon request therefor by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b) For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which CM develops or which CM obtains knowledge of or access to through or as a result of CM’s relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by CM of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation to keep such information confidential, or (iii) CM can conclusively demonstrate that such information had been independently developed by CM.

5.4 Remedies. CM agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Sections 5.2 and 5.3 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that CM shall breach any of the provisions of Sections 5.2 or 5.3, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire understanding between the Company and CM with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between CM and the Company concerning the subject matter hereof, all of which are merged herein.

6.2 Mutual Indemnity. CM and the Company agree to indemnify and hold harmless each other, (and in the case of the Company, its directors, officers, representatives, consultants, advisors, successors and assigns), against any loss, liability, claim, damage and expense whatsoever (including but not limited to any and all expenses reasonably incurred in preparation of litigation, claim and legal fees and expenses) arising out of or based upon any false representation or warranty or breach or failure by the other party to comply with any agreement made herein.

6.3 Successors. This Agreement shall be binding upon and inure to the benefit of CM and his heirs and personal representatives, and the Company and its successors and assigns.

6.4 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law principles.

6.6 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and CM.

6.7 Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.8 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

NORTH COAST PARTNERS, INC.

By: /s/ Robert Montesano
Name: Robert Montesano
Title: Director

/s/ Alexander J. Sarnoff	/s/ Craig Moody
In the presence of:	CRAIG MOODY
Witness: Alexander J. Sarnoff